Exhibit 99.1

Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

SANDS CHINA LTD.

(incorporated in the Cayman Islands with limited liability)

(Stock Code: 1928)

REMOVAL OF CHIEF EXECUTIVE OFFICER AND

EXECUTIVE DIRECTOR

The Board of Directors announced the departure from the Company of Mr. Steven Craig Jacobs, the Chief Executive Officer and President and an Executive Director of the Company. Mr. Jacobs’s employment with the Company was terminated by the Board of Directors with effect from July 23, 2010 and he was removed by the Board of Directors as a Director of the Company.

The Board of Directors also announced that it has appointed Michael A. Leven as the Acting Chief Executive Officer of the Company. Mr. Leven currently serves as the Special Adviser to the Board of Directors and the President and Chief Operating Officer of Las Vegas Sands Corp., the Company’s controlling shareholder. The Board of Directors is conducting a search for a permanent Chief Executive Officer of the Company.

By order of the Board
SANDS CHINA LTD.
Luis Nuno Mesquita de Melo
Joint Company Secretary

Hong Kong, July 23, 2010

As at the date of this announcement, the Board comprises of Toh Hup Hock (as Executive Director); Sheldon Gary Adelson, Jeffrey Howard Schwartz and Irwin Abe Siegel (as Non-Executive Directors); and Iain Ferguson Bruce, Chiang Yun and

David Muir Turnbull (as Independent Non-Executive Directors).

*	for identification purposes only